Exhibit 99.1

FINAL

Bidz.com, Inc. Announces Strong Financial Results for the Third Quarter
2008 and Executive Management Appointment

•                  Appoints Leon Kuperman  President

•                  Third quarter revenues increase 38.2% year-over-year to $55.4 million

•                  Third quarter pre-tax income increases 4.7% year-over-year to $5.5 million

•                  Third quarter EPS of $0.13 exceed earnings guidance for seventh consecutive quarter

•                  Reiterates EPS guidance of $0.56-$0.59 for full year 2008

•                  Strong and improving financial position with approximately $8.3 million cash and zero debt

•                  Strong third quarter international sales, increase by 17.5% to $11.4 million

•                  Spends $4.2 million to repurchase 454,000 shares at an average price of $9.24

LOS ANGELES, CA, November 10, 2008 —Bidz.com, Inc. (NASDAQ: BIDZ), a leading online retailer of jewelry today reported strong financial results for the third quarter and nine months  ended September 30, 2008. In addition, Bidz announced that Leon Kuperman, currently Chief Technology Officer and VP of Business Development, has been named President.

Net revenues for the third quarter of 2008 were $55.4 million, a 38.2% increase compared with $40.1 million reported in the third quarter of 2007.

“We are fortunate to have had a successful quarter in what has been an increasingly difficult domestic environment for most retailers and consumer brands.  Our ability to make adjustments to our operating model, including reducing variable costs in response to changes in consumer demand, is what enabled us to report third quarter earnings ahead of our guidance,” stated David Zinberg, Chief Executive Officer of Bidz.com. “We have enough flexibility in our operating model to reduce variable costs when we see sales soften and increase spending when sales strengthen. We are also keenly focused on executing on our initiatives that will continue to enhance the Bidz.com customer experience in all areas, while capitalizing on the significant long-term opportunities for our business. As we have discussed often, our number one priority is meeting our profitability and EPS targets.”

	Three months ended
	September 30,
Auction Metrics	2008	2007	Change
Number of new buyers	54,072	55,423	-2.4%
Average selling price per order (gross)	$175	$173	1.2%
Average orders per day	2,453	2,699	-9.1%
Average items sold per day	8,431	8,814	-4.3%
Acquisition cost per new buyer	$43	$43	0.0%
Gross Margin $ per average order	$57	$55	3.6%
Number of items sold per order	3.4	3.3	3.0%

Recent Key Developments:

•                  As of November 10, 2008 the Company spent a total of $12.0 million to repurchase 1.38 million shares at an average price of $8.74

•                  In the third quarter of 2008, the Company spent approximately $4.2 million to repurchase 454,000 shares at an average price of $9.24

•                  The Company’s third quarter international sales continued to see growth and increased by 17.5% to $11.4 million

•                  The Company launched a complete Arabic-language version of its online auction site

•                  The Company generated $17.2 million in B2B Revenue

In the third quarter, gross profit increased 4.7% to $13.3 million from $12.7 million in the third quarter of 2007. Gross margin in the third quarter of 2008 was 24.0%, compared with 31.7% in the same period of 2007. The decrease in gross margin was primarily due to significant B2B merchandise sales that generate lower gross profit margin.

Operating expenses in the third quarter of 2008 increased to $7.8 million compared to $7.5 million in the prior year period. Operating expenses leveraged positively as a percentage of sales and decreased to 14.0% compared with 18.8% in the prior year period. The absolute dollar increases were primarily due to payroll related expenses.

The Company’s pre-tax income for the third quarter of 2008 was $5.5 million, exceeding its guidance of $4.8-$5.2 million, and compared to $5.2 million in the prior year period in 2007. The Company’s income tax expense increased to $2.2 million in the third quarter of 2008, from $1.6 million in prior year period, and the effective tax rate increased to 40.3% from 31.6%. During 2007, the Company utilized all of its loss carry forwards and therefore became fully taxable in 2008.

Net income for the third quarter of 2008 was $3.3 million, or $0.13 per fully diluted share on 25.2 million weighted average shares outstanding, exceeding its guidance of $0.10-$0.11, compared to net income of $3.6 million, or $0.14 per fully diluted share on 26.3 million weighted average shares outstanding in the same period of 2007. The Company’s sufficient flexibility and control over variable costs in the operating structure allowed it to beat EPS guidance.

The Company’s revenues for the nine months ended September 30, 2008 were $172.3 million, a 39.0% increase compared with $123.9 million reported for the same nine months of2007. Gross profit increased 34.4% to $46.6 million from $34.7 million in the nine months ended September 30, 2007. Gross margin in the nine months ended September 30, 2008 was 27.1% versus 28.0% in the nine months ended September 30, 2007. Operating expense leverage improved for the first nine months of 2008 as operating expenses were $27.0 million, or 15.7% of sales. In the same period in 2007, operating expenses were $22.1 million, or 17.9% of sales. Income from operations in the first nine months of 2008 was $19.6 million or 11.4% of sales as compared to $12.6 million or 10.1% of sales in the same period a year ago.

The Company’s pre-tax income for the nine months ended September 30, 2008 was $19.5 million, 57.0% higher than the $12.4 million reported in the prior year period. The Company’s income tax expense increased to $8.0 million in the nine months ended September 30, 2008 from $2.5 million in the prior year period, and the effective tax rate increased to 41.1% from 20.2%. Net income for the nine months ended September 30, 2008 was $11.5 million, or $0.45 per fully diluted share on 25.6 million weighted average shares outstanding, compared to $9.9 million, or $0.40 per fully diluted share on 25.0 million weighted average shares outstanding, in the same period of 2007.

As of September 30, 2008, the Company has $8.3 million in cash. Additionally, the Company has working capital of $31.5 million, no long-term debt and a zero balance on its $25 million line of credit. The Company believes that its positive cash flow and revolving line of credit remains one of its core financial strengths. The Company continues to rapidly improve its financial position and has the balance sheet strength, liquidity and free cash flow it needs to make progress on its core strategies, as the Company works its way through this economic downturn. Throughout the third quarter of 2008, the Company has been balancing its investments and key initiatives while also managing its core costs to meet profitability goals.

The Company’s board of directors earlier approved a share repurchase program in the amount of $20 million and the Company has purchased and intends to continue to purchase shares of its stock from time to time whenever, in its opinion, the share price does not properly reflect the Company’s business results and future prospects.  There is approximately $8.0 million remaining on the Company’s approved share repurchase plan and the Company expects to continue to make additional share repurchases in the fourth quarter of 2008.

Executive Management Transition

Separately the Company announced today that Leon Kuperman, currently Chief Technology Officer and VP of Business Development, has also been named President.

“I believe this is the right time to transition from my role as President, and I have the utmost confidence in Leon Kuperman,” said, David Zinberg. “Leon has demonstrated that he is capable of assuming that role, which will increase his responsibilities to our employees, customers and shareholders, in addition to performing his duties as Chief Technology Officer and VP of Business Development. Leon has done a superb job over the past two years, and over the past 6 months has become increasingly involved in our investor relations activities as well. I look forward to focusing my energies more intently on purchasing and overseeing our key strategic initiatives as I continue to work closely with the management team to grow the business.”

Business Outlook/Guidance

While the Company did perform better than expected in the third quarter, there is still significant uncertainty in the economy, and the Company is taking a cautious approach by reducing its revenue estimates to reflect an expected short-term slow down in its overall business.

For 2008, the Company maintains its earnings guidance of $0.56-$0.59 per share, but now expects revenue to be in the range of $215-$225 million down from $240-$245 million previously.

The Company believes it has sufficient flexibility in its operating structure to achieve its previous annual EPS guidance. The Company does not expect B2B merchandise sales to be significant in the fourth quarter, during the traditional holiday shopping season.

Investor Conference Call

Bidz.com’s quarterly earnings conference call is scheduled to begin later today (November 10, 2008) at 1:30 p.m., Pacific Time.  The call will be open to all interested investors through a live audio Web broadcast via the Internet on the investor relations section of the Company’s website at http://investors.bidz.com/.

For those unable to participate during the live broadcast, the webcast will be archived for 90 days and a replay will be available beginning Monday, November 10, 2008 at 7:30 p.m. ET, through November 24, 2008 at 12:00 a.m. ET. To access the replay, dial 800-406-7325 (U.S.) or 303-590-3030 (International), and use passcode: 3932985.

Bidz.com Inc.

Bidz.com, founded in 1998, is an online retailer of jewelry. Bidz offers its products through a live auction format as well as a fixed price online retail store, Buyz.com. Bidz.com’s auctions are also available in Spanish and Arabic. To learn more about Bidz.com visit its website at www.bidz.com.

Safe Harbor Statement

This press release includes forward looking statements about the Company’s estimated revenue and earnings within the meaning of the Private Securities Litigation Reform Act of 1995.  All statements other than statements of historical facts contained in this release, including statements regarding the Company’s future financial position, business strategy and plans and objectives of management for future operations, are forward looking statements.  The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” and similar expressions, as they relate to the Company, are intended to identify forward looking statements.  We have based these forward-looking statements largely on current expectations and projections about future events and financial trends that we believe may affect the Company’s financial condition, results of operations, business strategy and financial needs.  Risks and uncertainties include that our common stock is subject to short selling and trading, and prices of our stock may be volatile; that we are subject to “prank” bidding; that we may face increasing costs to acquire new customers; the ability of the Company to attract customers to its website and offer attractive products; the ability to maintain profit levels while expanding international sales; the ability to detect fraud if we fail to maintain an effective system of internal controls; the ability to maintain our website, electronic data processing systems, and systems hardware; the ability  to forecast accurately net revenue and plan for expenses; that we do not have a guaranteed supply of jewelry products and that we have a heavy concentration of inventory purchase from our top two suppliers; the ability to protect our intellectual property rights; and potential litigation and government enforcement actions that may result from our prior securities offerings.  Please refer to Bidz.com’s reports and filings with the Securities and Exchange Commission for a further discussion of these risks and uncertainties.  Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date they are made. Bidz.com undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made or to reflect the occurrence of unanticipated events.

Investor Relations:

ICR

Andrew Greenebaum or Patricia Dolmatsky, 310.954.1100

Media Relations:

ICR

Alecia Pulman, 212-277-1220 or John Flanagan, 203-682-8222

Bidz.com, Inc.

(Financials to follow)

Condensed Balance Sheets

(In thousands, except share and per share data)

	December 31,	September 30,
	2007	2008
		(Unaudited)
Assets
Current assets:
Cash	$4,808	$8,331
Accounts receivable	2,275	1,032
Inventories, net of reserves of $1,075 and $821 at December 31, 2007 and September 30, 2008, respectively	56,686	47,549
Other current assets	5,958	3,503
Total current assets	69,727	60,415
Property and equipment, net	1,323	1,313
Intangible asset	161	161
Deposits	104	104
Total assets	$71,315	$61,993

Liabilities and Stockholders’ Equity
Current liabilities:
Revolving credit line	$5,924	$—
Accounts payable (includes related party amounts of $5,050 and $6,904 at December 31, 2007 and September 30, 2008, respectively)	26,400	25,635
Accrued expenses	4,509	2,446
Deferred revenue	2,900	853
Total current liabilities	39,733	28,934

Commitments and contingencies (note 10)

Stockholders’ equity:
Preferred stock: par value $0.001; authorized 4,000,000 shares; none issued and outstanding at December 31, 2007 and September 30, 2008, respectively	—	—
Common stock: par value $0.001; authorized 100,000,000 shares; issued and outstanding 24,556,354 and 23,370,947 at December 31, 2007 and September 30, 2008, respectively	25	23
Additional paid in capital	35,875	24,989
Shares held in treasury, at cost; 100,000 and 0 shares at December 31, 2007 and September 30, 2008, respectively	(886)	—
Retained earnings (accumulated deficit)	(3,432)	8,047
Total stockholders’ equity	31,582	33,059

	$71,315	$61,993

Condensed Statements of Income (Unaudited)

(In thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2008	2007	2008

Net revenue:
Merchandise sales	$39,973	$55,270	$123,661	$171,896
Other revenue	78	86	237	375
	40,051	55,356	123,898	172,271
Cost of revenue	27,356	42,062	89,201	125,623
Gross profit	12,695	13,294	34,697	46,648
Operating expenses:
General and administrative	4,945	5,267	14,774	16,854
Sales and marketing	2,406	2,315	7,026	9,645
Depreciation and amortization	160	171	346	505
Total operating expenses	7,511	7,753	22,146	27,004
Income from operations	5,184	5,541	12,551	19,644
Other income - interest income	28	1	33	24
Other expense - interest (expense)	(1)	(84)	(165)	(175)
Income before income tax expense	5,211	5,458	12,419	19,493
Income tax expense	1,648	2,199	2,506	8,014
Net income	$3,563	$3,259	$9,913	$11,479

Net income per share available to common shareholders - basic	$0.15	$0.14	$0.42	$0.48
Net income per share available to common shareholders - diluted	$0.14	$0.13	$0.40	$0.45
Weighted average number of shares outstanding - basic	23,593,325	23,523,063	23,371,838	23,961,564
Weighted average number of shares outstanding - diluted	26,324,387	25,213,019	25,031,607	25,619,236

Bidz.com, Inc.

Statements of Cash Flows (Unaudited)

(In thousands)

	Nine Months Ended September 30,
	2007	2008

Cash flows provided by (used for) operating activities:
Net income	$9,913	$11,479

Adjustments to reconcile net income to net cash provided by (used for) operating activities:
Depreciation and amortization	346	505
Change in inventory reserve	333	(254)
Stock-based compensation	507	796
Changes in assets and liabilities:
(Increase) decrease in assets:
Accounts receivable	(64)	1,243
Inventories	(12,298)	9,391
Other current assets	(912)	2,455
Increase (decrease) in liabilities:
Accounts payable	5,627	(765)
Accrued expenses	1,079	(2,063)
Deferred revenue	(1,752)	(2,047)
Net cash provided by operating activities	2,779	20,740

Cash flows provided by (used for) investing activities:
Capital expenditures	(1,172)	(514)
Disposal of fixed assets	—	19

Net cash (used for) investing activities	(1,172)	(495)
Cash flows provided by (used for) financing activities:

Revolving credit line	(3,941)	(5,924)
Issuance of common stock	—	5

Repurchase of common stock	—	(11,151)
Proceeds from exercise of stock options	1,978	1,915

Retirement of common stock from net exercise of stock options	—	(2,480)
Tax benefit from exercise of stock options	1,097	913

Net cash used for financing activities	(866)	(16,722)

Net increase in cash	741	3,523
Cash, beginning of period	359	4,808
Cash, end of period	$1,100	$8,331

Supplemental disclosure of cash flow information:

Interest paid	$165	$175

Income taxes paid	$502	$8,769